Paul, Hastings, Janofsky & Walker LLP
                             555 South Flower Street
                               Twenty-Third Floor
                       Los Angeles, California 90071-2371

                                 October 4, 1999

                                                                     27300.83260
Fremont Mutual Funds, Inc.
333 Market Street, 26th Floor
San Francisco, California 94105


     Re:  Reorganization of Fremont International Small Cap
          Fund into Fremont International Growth Fund

Ladies and Gentlemen:

     You have requested our opinion as counsel for Fremont Mutual Funds, Inc., a Maryland corporation (the "Corporation"), with respect to certain federal income tax matters in connection with the reorganization by and between the Fremont International Growth Fund (the "Acquiring Fund"), a series of the Corporation, and the Fremont International Small Cap Fund (the "Acquired Fund"), also a series of the Corporation. This opinion is rendered in connection with the transaction described in the Agreement and Plan of Reorganization dated as of September 15, 1999 (the "Reorganization Agreement"), by the Corporation for itself and on behalf of the Acquiring Fund and the Acquired Fund, and adopts the applicable defined terms therein.

     This letter and the opinion expressed herein are for delivery to the Corporation, the Acquiring Fund and the Acquired Fund and may be relied upon only by the Corporation, the Acquiring Fund and Acquired Fund, and their shareholders. This opinion also may be disclosed by the Corporation, the Acquiring Fund and the Acquired Fund, or any of their shareholders in connection with an audit or other administrative proceeding before the Internal Revenue Service (the "Service") affecting the Corporation, the Acquiring Fund and the Acquired Fund, or any of their shareholders or in connection with any judicial proceeding relating to the federal, state or local tax liability of the Corporation, the Acquiring Fund and the Acquired Fund or any of their shareholders.

Fremont Mutual Funds, Inc.
October 4, 1999
Page 2


     For purposes of this opinion we have assumed the truth and accuracy of the following facts:

     The Corporation was duly organized and validly existing under the laws of the State of Maryland. The Corporation is registered as an investment company classified as a diversified, open-end management company, under the Investment Company Act of 1940 (the "1940 Act").

     The Acquiring Fund is a series of the Corporation duly established under the laws of the State of Maryland, and is validly existing under the laws of that State. The shares of the Acquiring Fund are widely held. The Acquiring Fund has an authorized capital of an unlimited number of shares and each outstanding share of the Acquiring Fund is fully transferable and has full voting rights.

     The Acquired Fund is also a series of the Corporation duly established under the laws of the State of Maryland, and is validly existing under the laws of that State. The shares of the Acquired Fund are widely held. The Acquired Fund has an authorized capital of an unlimited number of shares and each outstanding share of the Acquired Fund is fully transferable and has full voting rights.

     For valid business purposes, the following transaction will take place in accordance with the laws of the State of Maryland and pursuant to the Reorganization Agreement:

     (a) On the date of the closing (the "Closing Date"), the Corporation will cause the Acquired Fund to transfer substantially all of its assets to the Acquiring Fund. Solely in exchange therefor, the Corporation will cause the Acquiring Fund to deliver to the Acquired Fund a number of Acquiring Fund shares (the "Acquiring Fund Shares") of voting common stock of the Acquiring Fund and to assume the liabilities of the Acquired Fund as stated in the Reorganization Agreement.

     (b) The Corporation will then cause the Acquired Fund to liquidate and distribute all of the Acquiring Fund Shares to the shareholders of Acquired Fund in proportion to their respective interests in the Acquired Fund in exchange for their shares in the Acquired Fund.

     (c) The Corporation will then cause the Acquired Fund to wind up and dissolve as soon as practicable thereafter.

Fremont Mutual Funds, Inc.
October 4, 1999
Page 3


     In rendering the opinions stated below, we have examined and relied upon the following, assuming the truth and accuracy of any statements contained therein:

     (1)  The Reorganization Agreement; and

     (2) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

     For purposes of rendering the opinions stated below, we have in addition relied upon the following representations by the Corporation on behalf of both the Acquired Fund and the Acquiring Fund, as applicable:

     (A) The fair market value of the Acquiring Fund Shares received by each shareholder of the Acquired Fund will be approximately equal to the fair market value of the shares of the Acquired Fund surrendered in the exchange.

     (B) There is no plan or intention by Acquiring Fund or any person related (as defined in section 1.368-1(e)(3) of the Treasury Regulations which generally provides that two corporations are related persons if either corporations are members of the same affiliated group or if one corporation is a subsidiary of the other corporation) to Acquiring Fund to acquire or redeem any of the stock of Acquiring Fund issued in the transaction either directly or through any transaction, agreement, or arrangement with any other person, other than redemptions in the ordinary course of Acquiring's business as an open-end investment company as required by section 22(e) of the 1940 Act.

     (C) During the five-year period ending on the date of the proposed transaction, neither Acquired Fund nor any person related to Acquired Fund (as defined in section 1.368-1(e)(3) of the Treasury Regulations) will have directly or through any transaction, agreement, or arrangement with any other person, (i) acquired stock of Acquired Fund with consideration other than shares of Acquiring Fund or Acquired Fund, except for stock redeemed in the ordinary course of Acquired Fund's business as an open-end investment company as required by section 22(e) of the 1940 Act or (ii) made distributions with respect to Acquired Fund stock, except for (a) distributions required to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code"), and (b) additional distributions, to the extent such distributions do not exceed 50 percent of the value (without giving effect to such distributions) of the proprietary interest in Acquired Fund on the effective date of the proposed transaction.

Fremont Mutual Funds, Inc.
October 4, 1999
Page 4


     (D) Prior to or in the transaction, neither Acquiring Fund nor any person related to Acquiring Fund (as defined in section 1.368-1(e)(3) of the Treasury Regulations) will have acquired directly or through any transaction, agreement or arrangement with any other person, stock of Acquired Fund with consideration other than shares of Acquiring Fund.

     (E) The Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Acquired Fund immediately prior to the transaction. For purposes of this representation, amounts used by the Acquired Fund to pay its reorganization expenses, amounts paid by the Acquired Fund to shareholders who receive cash or other property, and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of the Acquired Fund's business as a series of an investment company) made by the Acquired Fund immediately preceding the transfer have been included as assets of the Acquired Fund held immediately prior to the transaction.

     (F) After the transaction, the Acquiring Fund will use the assets acquired from the Acquired Fund in the Acquiring Fund's business, except that all or a portion of those assets may be sold or otherwise disposed of in the ordinary course of the Acquiring Fund's business, or may mature, and in either case the proceeds will be reinvested in accordance with the Acquiring Fund's investment objectives. The Acquiring Fund has no plan or intention to sell or otherwise dispose of the assets received in the transaction from the Acquired Fund, except for dispositions made in the ordinary course of business.

     (H) The Acquired Fund will distribute to its shareholders as soon as practicable the shares of the Acquiring Fund it receives in the transaction.

     (I) The liabilities of the Acquired Fund assumed by the Acquiring Fund and the liabilities to which the transferred assets are subject were incurred by the Acquired Fund in the ordinary course of business.

     (J) The fair market value of the assets of the Acquired Fund transferred to the Acquiring Fund will equal or exceed the sum of the liabilities assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

Fremont Mutual Funds, Inc.
October 4, 1999
Page 5


     (K) Following the transaction, the Acquiring Fund will continue the historic business of the Acquired Fund or use a significant portion of the Acquired Fund's historic business assets in a business.

     (L) The Acquiring Fund, the Acquired Fund, and the shareholders of the Acquired Fund will pay their respective expenses, if any, incurred in connection with the transaction.

     (M) There is no intercorporate indebtedness existing between the Acquired Fund and the Acquiring Fund that was issued, acquired, or will be settled at a discount.

     (N) The Acquired Fund and the Acquiring Fund each meet the requirements of a regulated investment company as defined in Sections 368(a)(2)(F)(ii) (which requires that not more than 25% of the value of investment company's total assets is invested in the stock and securities of any one issuer and not more than 50% of the value of its total assets is invested in the stock and securities of 5 or fewer issuers) and (iii) (which requires that 50% or more of the value of the investment company's total assets are stock and securities and 80% or more of the value of its total assets are assets held for investment) of the Code.

     (O) The Acquiring Fund does not own, directly or indirectly, not has it owned during the past five years, directly or indirectly, any stock of the Acquired Fund.

     (P) Neither the Acquired Fund nor one or more of its shareholders, or any combination thereof, will control (within the meaning of Section 368(a)(2)(H) of the Code which provides that control means the ownership of stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote, or at least 50% of the total value of shares of all classes of stock) the Acquiring Fund immediately after the transfer.

     (Q) No cash will be distributed to shareholders of the Acquired Fund in lieu of fractional shares of the Acquiring Fund.

     (R) Both the Acquired Fund and the Acquiring Fund has elected to be taxed as a "regulated investment company" under Section 851 of the Code and, for all of its taxable periods, (including the last short taxable period ending on the date of the transaction for the Acquired Fund) has qualified for the special tax treatment afforded regulated investment companies under the Code, and after the transaction, the Acquiring Fund intends to continue to so qualify.

Fremont Mutual Funds, Inc.
October 4, 1999
Page 6


     (S) The Acquired Fund is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a Federal or state court.

     Our opinions set forth in this letter are based upon the Code, regulations of the Treasury Department, published administrative announcements and rulings of the Service and court decisions, all as of the date of this letter. Based on the foregoing facts and representations, and provided that the transaction will take place in accordance with the terms of the Reorganization Agreement, and further provided that the Acquired Fund distributes the shares of Acquiring Fund received in the transaction as soon as practicable, we are of the opinion that:

     (1) The transfer by the Acquired Fund of substantially all of its assets to the Acquiring Fund solely in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Acquired Fund's liabilities, followed by the distribution by the Acquired Fund of the Acquiring Fund Shares to its shareholders in complete liquidation of the Acquired Fund will be a reorganization within the meaning of Section 368(a) of the Code.

     (2) The Acquired Fund will recognize no gain or loss on its transfer of substantially all of its assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares, or on distribution of such Acquiring Fund Shares to its shareholders.

     (3) The Acquiring Fund will recognize no gain or loss on its receipt of substantially all of the assets of the Acquired Fund and the assumption of all its liabilities in exchange solely for the Acquiring Fund Shares.

     (4) The Acquiring Fund's basis in the assets received from the Acquired Fund in the transaction will equal the basis of such assets in the hands of the Acquired Fund immediately prior to the transaction.

     (5) The Acquiring Fund's holding period for the assets received in the transaction will include the period during which the Acquired Fund held such assets.

     (6) The shareholders of the Acquired Fund will recognize no gain or loss on the receipt of the Acquiring Fund Shares (including any fractional share interests to which they may be entitled) solely in exchange for their Acquired Fund stock.

     (7) The basis of the Acquiring Fund Shares received by each of the Acquired Fund's shareholders in the transaction (including fractional shares to which they may be entitled) will equal the basis of the Acquired Fund stock surrendered in exchange therefor.

Fremont Mutual Funds, Inc.
October 4, 1999
Page 7


     (8) The holding period of the Acquiring Fund Shares received by each of the Acquired Fund's shareholders in exchange for their Acquired Fund stock (including fractional shares to which they may be entitled) will include the period that the shareholder held the Acquired Fund stock exchange therefor, provided that the shareholder held such stock as a capital asset on the date of the exchange.

     The opinions set forth above represent our conclusions as to the application of federal income tax law existing as of the date of this letter to the transactions described above, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming which would require modifications or revocations of our opinions expressed herein. Moreover, there can be no assurance that positions contrary to our opinions will not be taken by the Service, or that a court considering the issues would not hold contrary to such opinions. Further, all the opinions set forth above represent our conclusions based upon the documents and facts referred to above. Any material amendments to such documents or changes in any significant facts would affect the opinions referred to herein. Although we have made such inquiries and performed such investigation as we have deemed necessary to fulfill our professional responsibilities, we have not undertaken an independent investigation of the facts referred to in this letter.

     We express no opinion as to any federal income tax issue or other matter except those set forth above.

     We hereby consent to the filing of this opinion as an exhibit to the Trust's Registration Statement on Form N-14 (and our being named therein) filed by the Trust in connection with the Reorganization.

                                       Very truly yours,


                                       /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP